Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 17, 2018, Univar, Nexeo, Merger Sub I and Merger Sub II entered into the merger agreement providing for the acquisition of Nexeo by Univar. Univar acquired Nexeo through two successive merger transactions. In the initial merger, Merger Sub I merged with and into Nexeo. Nexeo is the surviving corporation in the initial merger, is a wholly-owned subsidiary of Univar following completion of the initial merger, and is no longer a publicly traded corporation. Immediately following the initial merger, Nexeo was merged with and into Merger Sub II. Merger Sub II is the surviving company in the subsequent merger. As a result of the subsequent merger, Merger Sub II owns the legacy business of Nexeo and is a direct wholly-owned subsidiary of Univar.

The unaudited pro forma condensed combined statement of operations gives effect to the merger transactions and related financing (together, the Transaction) as if the Transaction occurred on January 1, 2018 and the unaudited pro forma condensed combined Balance Sheet gives effect to the Transaction as if it had occurred on December 31, 2018. In addition, the unaudited pro forma condensed combined financial statements reflect the sale of the Plastics Business for approximately $640 million in cash, subject to certain adjustments, as if it had occurred on January 1, 2019.

Univar and Nexeo have different fiscal years. Univar’s fiscal year ends on December 31, whereas Nexeo’s fiscal year ended on September 30. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 combines Univar’s year ended December 31, 2018 with Nexeo’s year ended September 30, 2018. The unaudited pro forma condensed combined statement of operations for the year end December 31, 2018 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined balance sheet information combines Univar’s audited December 31, 2018 balance sheet with Nexeo’s unaudited December 31, 2018 balance sheet. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company.

This pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•

Univar’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2018 included in Univar’s Annual Report on Form 10-K filed on February 21, 2019;

•

Nexeo’s audited consolidated financial statements and the related notes thereto as of and for the year ended September 30, 2018 included in Nexeo’s Annual Report on Form 10-K for the year ended September 30, 2018;

•

Nexeo’s unaudited consolidated financial statements and the related notes thereto for the three months ended December 31, 2018 included in Nexeo’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018; and

•	The accompanying notes to the unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates considered appropriate by Univar’s management; however, they are not necessarily indicative of what Univar’s consolidated financial condition or results of operations actually would have been assuming the merger transactions had been consummated as of the dates indicated, nor do they purport to represent Univar’s consolidated financial position or results of operations for future periods. The unaudited pro forma condensed combined financial information does not reflect any integration costs or savings that may be realized. The merger transaction is accounted for as a business combination, and will reflect the application of acquisition accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information currently available. Certain valuations and assessments, including valuations of the intangible assets and liabilities, as well as the assessment of the income tax positions and rates of the combined business, are in process. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements and the differences may be material.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The allocation of the purchase price to the acquired assets and assumed liabilities was based on a preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Nexeo, Univar used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions Univar believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Nexeo and Univar combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information do not consider any impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved in the acquisition or any strategies that management may consider in order to continue to efficiently manage Univar’s operations. Future results may vary significantly from the results reflected due to various factors. The historical consolidated financial information has been adjusted to reflect factually supportable items directly attributable to the acquisition and, with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Univar treated as the acquirer, and Article 11 of Regulation S-X, as defined by the SEC. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the acquisition;

•	Financing arrangements entered into in connection with the acquisition; and

•	Transaction costs incurred in connection with the acquisition.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Nexeo and may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Univar. Univar believes these accounting policies are similar in most material respects to those of Nexeo. Certain reclassifications have been made to conform the presentation of Nexeo’s financial information to that of Univar. Univar is performing a more detailed review of Nexeo’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in millions)

As of December 31, 2018

	Historical
	Univar, Inc	Nexeo Solutions, Inc						Pro forma combined
(in millions)	As of December 31, 2018	As of December 31, 2018	Nexeo Plastics held for sale (Note 4)	Pro forma adjustments (Note 5)		Nexeo Plastics Sale (Note 6)		As of December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$121.6	$54.6	$(33.1)	$(27.9)	5(a)	$25.0	6(a)	$140.2
Trade accounts receivable, net	1,094.7	549.5	(270.0)	—		—		1,374.2
Inventories	803.3	360.5	(201.3)	—		—		962.5
Income tax receivable	—	6.4	(4.0)	—		—		2.4
Prepaid expenses and other current assets	169.1	16.9	(5.8)	—		—		180.2
Assets held for sale	—	—	897.3	—		(897.3)	6(b)	—

Total current assets	$2,188.7	$987.9	$383.1	$(27.9)		$(872.3)		$2,659.5

Property, plant and equipment, net	955.8	279.1	(51.5)			—		1,183.4
Goodwill	1,780.7	697.6	(273.8)	156.3	5(c)	—		2,360.8
Intangible Assets, net	238.1	204.0	(56.5)	25.5	5(c)	—		411.1
Deferred tax assets	24.8	1.5	(0.9)	—		—		25.4
Other assets	84.3	9.0	(0.4)	3.1	5(b)	—		96.0

Total Assets	$5,272.4	$2,179.1	$—	$157.0		$(872.3)		$6,736.2

Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$8.1	$39.6	$(39.6)	$—		$—		$8.1
Trade accounts payable	925.4	308.1	(175.8)			—		1,057.7
Current portion of long-term debt	21.7	9.7	—	1.2	5(b)	—		32.6
Accrued compensation	93.6	—	—			—		93.6
Income tax payable	—	2.7	(1.5)	—	5(h)	—		1.2
Due to related party pursuant to contingent consideration obligations	—	14.5	—	(14.5)	5(e)	—		—
Other accrued expenses	285.8	38.8	(12.6)	—		—		312.0
Liabilities held for sale	—	—	257.3			(257.3)	6(c)	—

Total current liabilities	$1,334.6	$413.4	$27.8	$(13.3)		$(257.3)		$1,505.2

Long-term debt	2,350.4	805.1	(16.3)	445.8	5(b)	(615.0)	6(d)	2,970.0
Pension and other postretirement benefit liabilities	254.4	—	—			—		254.4
Deferred tax liabilities	42.9	29.0	(7.3)	6.4	5(f)	—		71.0
Due to related party pursuant to contingent consideration obligations	—	100.1	—	(100.1)	5(e)	—		—
Other long-term liabilities	98.4	12.0	(4.2)	26.0	5(g)	—		132.2

Total Liabilities	$4,080.7	$1,359.6	$—	$364.8		$(872.3)		$4,932.8

Stockholders’ equity
Preferred stock	—	—	—	—		—		—
Common stock	$1.4	$—	$—	$0.3	5(d)	$—		$1.7
Additional paid-in capital	2,325.0	773.3	—	(124.4)	5(d)	—		2,973.9
Retained Earnings (Accumulated deficit)	(761.5)	50.4	—	(87.9)	5(d)	—		(799.0)
Accumulated other comprehensive (loss) income	(373.2)	(3.6)	—	3.6	5(d)	—		(373.2)
Treasury stock	—	(0.6)	—	0.6	5(d)	—		—

Total stockholders’ equity	$1,191.7	$819.5	$—	$(207.8)		$—		$1,803.4

Total liabilities and stockholders’ equity	$5,272.4	$2,179.1	$—	$157.0		$(872.3)		$6,736.2

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

For the Year Ended December 31, 2018

	Historical

	Univar, Inc	Nexeo Solutions, Inc						Pro forma Combined
(in millions, except per share data)	Year ended December 31, 2018	Year ended September 30, 2018	Nexeo Plastics discontinued operations (Note 7)	Reclassification adjustments (Note 8)		Pro forma adjustments (Note 9)		Year ended December 31, 2018
Net sales	$8,632.5	$4,034.2	$(1,980.0)			$(1.2)	9(a)	$10,685.5
Cost of goods sold (exclusive of depreciation)	6,732.4	3,574.1	(1,783.8)	(134.2)	8(a), 8(b), 8(c)	(1.2)	9(a)	8,387.0
Operating expenses:
Outbound freight and handling	328.3	—	—	53.1	8(a)	—		381.4
Warehousing, selling and administrative	931.4	352.6	(87.0)	(11.8)	8(b), 8(c), 8(d), 8(e), 8(f)	(11.3)	9(b)	1,173.9
Other operating expenses, net	73.5	—	—	34.2	8(f)	(19.4)	9(b)	88.3
Depreciation	125.2	—	—	41.8	8(c)	—		167.0
Amortization	54.3	—	—	19.7	8(d)	7.2	9(c)	81.2
Transaction related costs	—	2.8	—	(2.8)	8(e)	—		—
Change in fair value of contingent consideration obligations	—	7.5	—	0		(7.5)	9(e)	—

Total Operating expenses	$1,512.7	$362.9	$(87.0)	$134.2		$(31.0)		$1,891.8

Operating Income	$387.4	$97.2	$(109.2)	$—		$31.0		$406.4

Other (expense) income:
Interest income	3.2	0.5	(0.4)	—				3.3
Interest expense	(135.6)	(52.6)	—	—		22.7	9(d)	(165.5)
Loss on extinguishment on debt	(0.1)	—	—	—				(0.1)
Other expense, net	(32.7)	1.0	(0.4)	—				(32.1)

Total other expense	$(165.2)	$(51.1)	$(0.8)	$—		$22.7		$(194.4)

Income (loss) before income taxes	222.2	46.1	(110.0)	—		53.7		212.0
Income tax expense (benefit)	49.9	16.7	(22.8)	—		13.4	9(f)	57.2

Net income (loss)	$172.3	$29.4	$(87.2)	$—		$40.3		$154.8

Income (loss) per common share:
Basic	$1.22	$0.38						$0.92
Diluted	$1.21	$0.38						$0.91

Weighted average common shares outstanding:
Basic	141.2	76.8						169.1
Diluted	142.2	76.9						170.1

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared pursuant to SEC Regulation S-X Article 11. Univar’s fiscal year end is December 31 and Nexeo’s fiscal year end was September 30.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018 combines the historical audited consolidated balance sheet of Univar as of December 31, 2018 and historical unaudited consolidated balance sheet of Nexeo as of December 31, 2018, giving effect to (i) the Transactions as if they had been completed on December 31, 2018 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2018 give effect to (i) the merger Transactions as if they had been completed on January 1, 2018, the beginning of Univar’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Because the difference between Univar’s and Nexeo’s fiscal year end dates is less than 93 days, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was prepared using Univar’s audited consolidated statement of operations for the year ended December 31, 2018 and Nexeo’s audited consolidated statement of operations for the year ended September 30, 2018, as permitted under Rule 11-02 of Regulation S-X.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in ASC 805, Business Combinations, with Univar treated as the accounting acquirer and Nexeo as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger transactions or of any integration costs.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of these pro forma condensed combined financial statements are those set out in Univar’s unaudited condensed consolidated financial statements included in Univar’s Form 10-K for the fiscal year ended December 31, 2018. For the purposes of preparing the pro forma condensed combined financial statements, Univar’s management has conducted a preliminary analysis to determine whether any adjustment is required to conform Nexeo’s financial statements to reflect the current accounting policies of Univar. Based on this preliminary review of Nexeo’s accounting policy disclosures set forth in Nexeo’s consolidated financial statements included in Form 10-K for the fiscal year ended September 30, 2018, supplemented by discussion with Nexeo’s senior financial management, Univar identified an accounting policy difference for revenue recognition. Univar adopted ASC 606, Revenue Recognition, on January 1, 2018, the first day of its 2018 fiscal year using the modified retrospective method of adoption. For Nexeo, ASC 606, became effective for its fiscal year beginning on October 1, 2018, and Nexeo adopted ASC 606 using the modified retrospective method. However, we do not expect this difference to have a material impact on the pro forma condensed combined financial statements. As a result, no adjustment to Nexeo’s net sales in the unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2018 has been made.

Determining the full impact of aligning Nexeo’s accounting policies with those of Univar will require a detailed analysis. Based on procedures conducted to date, Univar is not aware of any material differences after considering significant accounting policy areas. Certain reclassifications have been reflected in the pro forma adjustments to conform Nexeo’s presentation to Univar’s in the unaudited pro forma condensed combined balance sheet and statements of operations. Note 8 sets forth additional information about reclassifications and adjustments necessary to conform Nexeo’s financial statements to the accounting policies and presentation used by Univar.

Note 3. Calculation of Accounting Consideration and Preliminary Purchase Price Allocation of the Transactions

The fair value consideration transferred at the completion of the merger transactions included cash paid and the fair value of Univar common stock issued to Nexeo stockholders pursuant to the business combination agreement. The accounting consideration is as follows:

(in millions, except share and per share data)
Nexeo shares outstanding at February 28, 2019	89,670,772
Settlement of restricted stock units participating in merger consideration	8,169
Settlement of performance stock units participating in merger consideration	1,454,789
Settlement of stock options participating in merger consideration (1)	265,439
Total Nexeo shares and share equivalents particpating in merger consideration	91,399,169
Share exchange ratio	$0.305
Shares of Univar common stock to be issued to Nexeo shareholders	27,876,747
Price per share of Univar common stock at February 28, 2019	$23.29

Fair value of Univar stock to be issued	$649.2
Cash paid to Nexeo shareholders at $3.02 per share	276.0
Repayment of Nexeo’s debt, net of interest rate swap	823.9
Repayment of Nexeo contingent consideration(2)	112.5

Accounting Consideration	$1,861.6

(1)	The fair value of in-the-money options.
(2)	Includes $60.0 million for the TRA and $52.5 million for deferred compensation (also known as excess shares) which is calculated from the equivalent merger consideration of 5.2 million shares.

The below represents a preliminary allocation of the total accounting consideration to Univars assets and liabilities in the merger based on preliminary estimates of Nexeo’s respective fair values (in millions):

(in millions)
Current assets	$473.7
Assets held for sale	897.3
Property, plant and equipment, net	227.6
Identifiable Intangible Assets	173.0
Deferred tax assets	0.6
Other Assets	5.1

Total Assets	$1,777.3

Short-term financing	—
Trade accounts payable	(132.3)
Income tax payable	(1.2)
Other accrued expenses	(26.2)
Current liabilities held for sale	(257.3)
Capital lease obligations	(16.9)
Deferred tax liabilities	(28.1)
Other long term liabilities	(33.8)

Total Liabilities	(495.8)

Net assets acquired	1,281.5
Accounting consideration	1,861.6

Estimated goodwill	$580.1

The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. Univar estimated the fair value of Nexeo’s assets and liabilities based on discussions with Nexeo’s management, due diligence review in connection with the merger transactions, and information available to Univar in public filings. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable. Univar anticipates the valuations of Nexeo’s assets and liabilities will include, but not be limited to, inventory; property, plant and equipment; customer relationships and distribution channels; intellectual property; trade names and trademarks; and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of Nexeo’s assets and liabilities.

The final amounts allocated to Nexeo’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. If the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statement of operations. Any such increases could be material, and could result in Univar’s actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Approximate Fair Value	Estimated Useful Life
	(dollars in millions)	(in years)
Customer relationships	$173.0	12.0 to 13.0

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 9(c). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based on the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method and consumption method. Therefore, the amount of amortization following the merger transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Estimated future amortization expense for other intangible assets as of December 31, 2018 is as follows:

(in millions)
Fiscal year 2019	$25.4
Fiscal year 2020	23.0
Fiscal year 2021	19.4
Fiscal year 2022	15.7
Fiscal year 2023	13.3
Fiscal year 2024 and thereafter	52.0

Note 4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet – Held for Sale

(a) Reflects recognition of Plastics Business classification as held for sale on the Company’s balance sheet.

Note 5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet – Pro Forma Adjustments

(a) Represents adjustments to the combined company cash balance, including (i) cash consideration paid to Nexeo shareholders as part of the merger agreement, (ii) net proceeds from Univar’s new debt financing, (iii) repayment of Nexeo’s debt instruments in connection with the closing of the merger transactions, including any fees associated with the repayment, and (iii) Univar and Nexeo transaction costs paid in connection with completing the merger transactions:

(in millions)
To record the cash portion of the consideration	$(276.0)
To record the issuance of new debt	956.5
To record additional borrowings on asset backed loan (ABL)	283.2
Repayment of Nexeo debt, net of interest rate swaps, as part of the consideration	(823.9)
Repayment of Nexeo contingent consideration obligation as part of the consideration	(112.5)
Univar transaction costs paid, including financing costs	(55.2)

Total	$(27.9)

(b) To record issuance of Univar long-term debt and related debt issuance costs and eliminate the Nexeo historical debt and related debt issuance costs that have no future economic benefit, as follows:

(in millions)
Repayment of Nexeo debt - elimination of debt issuance costs	$(3.5)
Debt issuance costs on additional long-term debt	6.6

Total other assets proforma adjustment	$3.1

(in millions)
Establish additional long-term debt to effect the merger	$1,231.9
Debt issuance costs on additional long-term debt	(11.1)
Adjust Nexeo long-term debt to merger date	26.1
Repayment of Nexeo long-term debt excluding capital lease obligations	(817.3)
Repayment of Nexeo debt - elimination of debt issuance costs	14.0
Repayment of Nexeo debt - elimination of discount	2.2

Total long-term debt proforma adjustment	$445.8

(in millions)
Repayment of Nexeo current portion of long-term debt	$(6.6)
Establish current portion of long-term debt to effect the merger	$7.8

Total current portion of long-term debt adjustment	$1.2

(c) Reflects the acquisition method of accounting based on the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the intangible assets of Nexeo. Goodwill represents the difference between the fair value of merger consideration and the estimated fair value of the assets acquired and liabilities assumed in the merger transactions:

(in millions)
Intangible assets - elimination of historical	$(147.5)
Intangible assets - fair value	173.0

Total intangible assets proforma adjustment	$25.5

(in millions)
Goodwill - elimination of historical	$(423.8)
Goodwill - fair value	580.1

Total Goodwill proforma adjustment	$156.3

(d) Reflects the elimination of Nexeo’s historical additional paid in capital, retained earnings, accumulated other comprehensive income and treasury stock, and the issuance of approximately 27.9 million shares of Univar common stock issued in the merger:

(in millions)	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated other comprehensive income	Treasury Stock
Elimination of historical balances	$—	$(773.3)	$(50.4)	$3.6	$0.6
Issuance of Univar common stock, net of issuance costs	0.3	648.9	—	—	—
Estimated transaction advisory costs	—	—	(37.5)	—	—

Total	$0.3	$(124.4)	$(87.9)	$3.6	$0.6

Retained earnings were reduced for transaction advisory costs and debt issuance costs related to the Nexeo credit facilities. The transaction advisory costs and debt extinguishment costs have been excluded from the unaudited condensed combined pro forma statement of operations as they reflect charges directly attributable to the mergers that will not have an ongoing impact on the combined company.

(e) Reflects (i) the elimination of the historical contingent consideration obligations that were paid in relation to the merger agreement, (ii) the amount of the TRA per the merger agreement and fair value of the deferred compensation as of the date of the merger and, (iii) the payment of the TRA and deferred compensation at the time of the merger:

(in millions)
Elimination of historical Contingent consideration - TRA	$(71.1)
Contingent consideration value per merger agreement	60.0
Payment to TRA equity holders	(60.0)
Elimination of historical Contingent consideration - deferred compensation	(43.5)
Contingent consideration fair value	52.5
Payment for deferred cash compensation	(52.5)

Total contingent consideration pro forma adjustment	$(114.6)

(f) Deferred taxes - Reflects the preliminary adjustment to record deferred tax assets and liabilities in connection with the fair value adjustments to assets acquired and liabilities assumed. The estimated increase in deferred tax liabilities of $6.4 million was primarily determined based on the excess of the fair values of the acquired assets and liabilities assumed as compared to the tax basis of the assets acquired and liabilities assumed. The historical statutory tax rates were applied, as appropriate, to each adjustment based on the jurisdiction to which the adjustment relates. This estimate of deferred tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Additional changes to deferred taxes may include, but are not limited to, changes in Univar’s assessment as to the realizability of deferred tax assets as a result of the combination, impacts to the statutory tax rates applied as a result of the combination, etc. Further, the deferred income tax effects of the Tax Cuts and Jobs Act (TCJA) are presented as recorded by the separate companies and have not been re-determined on a combined basis.

(g) Reflects adjustment to record the fair value of the Nexeo outstanding warrants (exercisable through 2021). Upon completion of the merger, the warrants were converted into the right to receive, upon exercise, the merger consideration consisting of Univar common stock and cash, in accordance with the terms of the Warrant Agreement. Univar utilized a Black-Scholes option pricing model to determine the fair value of the warrants, computed using the following assumptions: expected option life 2 years, volatility 23.8%, and risk free interest rate of 2.52%. As Univar does not have sufficient historical volitility data, the expected volitility is based on the average historical data of a peer group of public companies over a period equal to the expected term from the merger date. The risk free interest rate assumption was based on the U.S. Treasury rates.

(h) The sale of the Plastics Business is expected to generate a tax liability, which is not estimable at this time.

Note 6. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet – Plastics Business Sale

(a) Reflects the proceeds and repayment of debt as a result of the sale of the Plastics Business:

(in millions)
Cash and cash equivalents (cash received from sale)	$640.0
Cash and cash equivalents distributed	(615.0)

Total cash pro forma adjustment	$25

(b) To eliminate $897.3 million of assest held for sale as a result of the sale of the Plastics Business.

(c) To eliminate $257.3 million of liabilities held for sale as a result of the sale of the Plastics Business.

(d) Repayment of long term debt as a result of the sale of the Plastics Business.

Note 7. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations – Discontinued Operations

(a) Reflects recognition of the Plastics Business classification as discontinued operations on the Company’s statement of operations.

Note 8. Reclassification adjustments

The following reclassification adjustments were made to conform the presentation of Nexeo’s financial information to Univar’s presentation:

(a)	To reclassify $53.1 million of outbound freight from cost of goods sold.

(b)	To reclassify $59.0 million of warehousing from cost of goods sold.

(c)	To reclassify $22.1 million of depreciation from cost of goods sold and $19.7 million from warehousing, selling and administration to depreciation.

(in millions)
Cost of good sold	$22.1
Warehouse, selling and administaration	19.7

Total depreciation	$41.8

(d)	To reclassify $19.7 million of amortization from warehousing, selling and administration to amortization.

(e)	To reclassify $11.3 million of transaction costs to other operating expenses, net.

(in millions)
Warehouse, selling and administaration	$8.5
Transaction costs	2.8

Total reclassification for transaction adjustments	$11.3

(f)	To reclassify $22.9 million of other expenses, net from warehousing, selling and administration.

Note 9. Notes to Unaudited Pro Forma Condensed Combined Statements of Operation – Pro Forma Adjustments

(a) Reflects adjustments for the elimination of sales and the corresponding expenses related to transactions treated as intercompany as a result of the merger.

(b) Reflects the adjustments to reverse incurred and non-recurring transaction costs, which were recorded in Univar’s and Nexeo’s other operating expenses, net. The transaction costs reflected in historical statements of operations are as follows:

Reversal of Univar’s transaction costs	$(19.4)
Reversal of Nexeo’s transaction costs	(11.3)

Total pro forma adjustment for other operating expenses, net	$(30.7)

(c) Reflects the (i) elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated in proportion to how the asset will be utilized over the useful life.

Reversal of Nexeo’s historical intangible asset amortization	$(19.7)
Amortization of purchased identifiable intangible assets	26.9

Intangible asset amortization adjustment	$7.2

(d) Reflects the adjustments to (i) reverse interest expense associated with the anticipated repayment of Nexeo’s existing debt and (ii) recognition of new interest expense associated with the new debt financing.

(in millions)
Elimination of Nexeo’s historical interest expense related to repayment of Nexeo’s debt	$52.6
Interest expense on new debt financing	(29.9)

Interest expense proforma adjustment	$22.7

(e) Reflects the $7.5 million adjustment to eliminate the changes in fair value of the contingent consideration paid in relation to the merger agreement.

(f) Income tax provision - The adjustments described in the footnote represent the income tax effect of the pro forma adjustments related to the acquisition. These adjustments are calculated using historical statutory tax rates by jurisdiction, resulting in blended statutory tax rates (inclusive of state taxes) of 25.0% for the year ended December 31, 2018. The income tax effects of the Tax Cuts and Jobs Act (TCJA), which was enacted in the United States on December 22, 2017, are presented as recorded by the separate companies and have not been re-determined on a combined basis. The provisions of TCJA are expected to reduce the U.S. federal statutory tax rate of the combined group to 21.0% for the year ending in 2018 and thereafter. As we continue to assess the impact on state filings, the applicable state tax rate may change due to various state specific factors.

(g) Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of Univar common stock outstanding and the additional Univar equity awards estimated to be issued in conjunction with the merger transactions, assuming those shares and awards were outstanding for the year ended December 31, 2018:

Pro Forma Basic Weighted Average Shares (in millions)
Historical Univar weighted average shares outstanding—basic	141.2
Shares of Univar common stock to be issued to Nexeo stockholders pursuant to the business combination agreement	27.9

Pro forma weighted average shares—basic	169.1

Pro Forma Diluted Weighted Average Shares (in millions)
Historical Univar weighted average shares—diluted	142.2
Shares of Univar common stock to be issued to Nexeo stockholders pursuant to the business combination agreement	27.9

Pro Forma weighted average shares—diluted	170.1